Exhibit (e)(13)

MILLENNIAL MEDIA, INC.

AMENDED AND RESTATED KEY EMPLOYEE AGREEMENT

This AMENDED AND RESTATED KEY EMPLOYEE AGREEMENT (the “Agreement”) amends and restates that Key Employee Agreement entered into effective as of January 31, 2011 (the “Original Effective Date”), by and between HO SHIN (the “Key Employee”) and MILLENNIAL MEDIA, INC., a Delaware corporation (the “Company”), and as amended and restated, is effective as of March 26, 2012 (the “New Effective Date”).

The Company desires to continue to employ the Key Employee and, in connection therewith, to compensate the Key Employee for Key Employee’s personal services to the Company; and

The Key Employee wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Position. Subject to the terms set forth herein, the Company agrees to employ Key Employee in the position of General Counsel and Chief Privacy Officer, and Key Employee hereby accepts such employment. Key Employee understands that he will not be elected as an officer of the Company nor will he be considered part of the “Executive Officer” team unless Company determines to do so, which it may or may not do at its sole discretion. During the term of Key Employee’s employment with the Company, Key Employee will devote Key Employee’s best efforts and substantially all of Key Employee’s business time and attention to the business of the Company (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies).

1.2                               Duties. Key Employee shall serve in a Key Employee capacity and shall perform such duties as are assigned to the Key Employee from time to time. Key Employee will report to the Company’s Chief Financial Officer and Executive Vice President, Michael Avon (the “CFO”) or another senior Key Employee of the Company as directed by the CFO or CEO of the Company.

1.3                               Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                                      COMPENSATION.

2.1                               Salary. Key Employee shall receive for Key Employee’s services to be rendered hereunder an annualized base salary of $185,000, subject to standard federal and state payroll withholding requirements, payable in accordance with Company’s standard payroll practices. This amount will be reviewed each year during the term of Key Employee’s employment in accordance with the Company’s standard practices and will be subject to increase, if any, as may be approved by the CFO, the Chief Executive Officer (“CEO”) of the Company and/or the Board of Directors of the Company (the “Board”) (or Compensation Committee thereof), but may not be decreased during the term of Key Employee’s employment without Key Employee’s prior written consent, unless the reduction is part of an overall reduction in salary across all or substantially all of the Senior Vice Presidents and similar level employees within the Company as part of a cost-reduction program approved by the CFO, CEO and/or the Board (an “Approved Reduction”) (Key Employee’s salary, as may be increased from time to time, is hereinafter referred to as “Base Salary”).

2.2                               Bonus. Key Employee shall be entitled to an annual incentive bonus award opportunity, equal to a maximum amount of 50% of average Base Salary during the particular fiscal year, in respect of each fiscal year during his term of employment (the “Annual Bonus”). The Annual Bonus shall be payable based upon achievement of Company and/or individual performance objectives as may be mutually agreed to by the Board (or Compensation Committee thereof), CEO and/or CFO from time to time in advance of each fiscal year. The Annual Bonus shall be paid to Key Employee at the same time as annual bonuses are generally payable to other senior Key Employees of the Company, but in any event not later than the date that is two and one-half (2 ½) months following the end of the calendar year in which such Annual Bonus is earned. The actual Annual Bonus paid to the Key Employee may be larger or smaller than the 50% target bonus at the discretion of the Board, the CEO and/or the CFO. The Annual Bonus is completely discretionary and is paid only as approved and directed by the Board, CEO and/or CFO.

2.3                               Stock Options.

(a)                                 Option Grant. On March 22, 2011, the Key Employee was granted an option to purchase 144,296 shares of the Company’s common stock (pursuant to the Company’s 2006 Equity Incentive Plan (the “Equity Plan”).

(b)                                 Vesting. The stock options granted to the Key Employee pursuant to this Agreement will vest according to the following schedule: l/4th of the shares shall vest one year after the Original Effective Date, and the right to exercise the option covering an additional l/48th of the shares shall vest monthly thereafter over the next three years. This vesting schedule shall also accelerate as follows:

(i)                                    Upon a “Change of Control” (as defined in the Equity Plan), on the closing date of such Change of Control, all of the then-unvested portion (the “Unvested Portion”) of the stock options granted to the Key Employee pursuant to this Agreement shall accelerate and become vested. However, notwithstanding the foregoing, if the acquiring or successor entity in the Change of Control (the “Buyer”) so elects on or prior to the date that the Change of Control is consummated, 33% of the Unvested Portion, or any assets or other property issued or issuable upon the exercise or conversion of such Unvested Portion (the “Retention Amount”), may be placed into escrow by the Buyer and shall be subject to forfeiture until the earlier of (A) the two-year anniversary of the closing date of the Change of Control or (B) the date upon which each Unvested Portion would have otherwise vested under the vesting schedule for such stock options in effect immediately prior to the Change of Control (such earlier date is referred to as the “Release Date”). In the event that the Key Employee remains an employee of the Company (or of the Buyer) or resigns with Good Reason (as defined in Section 6.4), from the closing date of the Change of Control until the Release Date, then on such Release Date, the Retention Amount shall be released from escrow and delivered to Holder. In the event that the Key Employee is terminated with Cause by the Company (or by the Buyer), from the closing date of the Change of Control until the Release Date, then the Retention Amount shall be forfeited by the Key Employee.

(c)                                  Additional Agreement Required. Key Employee executed the Company’s standard form of Stock Option Grant Notice and related Stock Option Agreement and any other agreements contemplated thereby to finalize the parties’ agreement as to stock options. Key Employee acknowledges that these options will be subject to the terms of the Equity Plan.

2.4                               Standard Company Benefits. Key Employee shall be entitled to all rights and benefits for which the Key Employee is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its Key Employees generally, which shall include, at a minimum, three (3) weeks of paid vacation per year. The Company may adopt, change or delete plans, policies and provisions in its sole discretion.

2.5                               Expense Reimbursement. The Company will reimburse Key Employee for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

3.                                      PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON SOLICITATION OBLIGATIONS.

3.1                               Agreement. The parties hereto have previously entered into the Employee Nondisclosure and Developments Agreement (the “Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.                                      OUTSIDE ACTIVITIES.

4.1                               Other Employment/Enterprise. Except with the prior written consent of the Board, Key Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than those in which Key Employee is a passive investor.

4.2                               Conflicting Interests.Except as permitted by Section 4.3, while employed by the Company, Key Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Key Employee to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3                               Competing Enterprises. While employed by the Company, except on behalf of the Company, Key Employee will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Key Employee to compete directly with the Company, throughout the world, in any line of business engaged in (or then currently planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Key Employee may own, as a passive investor, securities of any public competitor corporation, so long as Key Employee’s direct holdings in any one such corporation shall not in the aggregate constitute more than 2% of the voting stock of such corporation.

5.                                      FORMER EMPLOYMENT.

5.1                               No Conflict With Existing Obligations. Key Employee represents that Key Employee’s performance of all the terms of this Agreement and as a Key Employee of the Company do not and will not materially breach any agreement or obligation of any kind made prior to Key Employee’s employment by the Company, including agreements or obligations Key Employee may have with prior employers or entities for which Key Employee has provided services. Key Employee has not entered into, and agrees Key Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

5.2                               No Disclosure of Confidential Information. If, in spite of Section 5.1, Key Employee should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, Key Employee will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of Key Employee’s former employers (except in accordance with agreements between the Company and any such former employer); but during Key Employee’s employment by the Company Key Employee will use in the performance of Key Employee’s duties all information which is generally known and used by persons with training and experience comparable to Key Employee’s own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6.                                      TERMINATION OF EMPLOYMENT. The parties acknowledge that Key Employee’s employment relationship with the Company is at-will. Either Key Employee or the Company may terminate the employment relationship at any time, with or without Cause. The provisions of Sections 6.1 through 6.6 govern the amount of compensation, if any, to be provided to Key Employee upon termination of employment and do not alter this at-will status.

6.1                               Termination by the Company Without Cause.

(a)                                 The Company shall have the right to terminate Key Employee’s employment with the Company at any time without Cause (as defined in Section 6.2(b) below) by giving notice as described in Section 6.6 of this Agreement.

(b)                                 In the event Key Employee’s employment is terminated without Cause, then provided that the Key Employee executes a general release in favor of the Company, in form and substance acceptable to the Company (the “Release”), which Release is effective not later than 60 days following Key Employee’s separation from Service (as defined under Treasury Regulations Section 1.409A-1(h), and without regard to any alternate definition thereunder, a “Separation from Service”) and subject to Section 6.1(c), then (i) the Company shall continue to pay Key Employee as severance Key Employee’s then-effective Base Salary for a period of the first six (6) months following Key Employee’s Separation from Service (the “Severance Period”), less applicable withholdings and deductions, on the Company’s regular payroll dates, and (ii) if Key Employee is participating in the Company’s group health insurance plans on the Separation from Service, and Key Employee timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of Key Employee’s COBRA premiums that the Company was paying prior to the Separation from Service for the Severance Period or for the continuation period for which Key Employee is eligible, whichever is shorter (such shorter period, the “COBRA Payment Period”). However, if at any time the Company determines, in its discretion, that the payment of the COBRA premiums would be reasonably likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the Company’s portion of the COBRA premiums, the Company will instead pay Key Employee, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the portion of the COBRA premiums that the Company was paying prior to the date of Key Employee’s Separation from Service for that month, subject to applicable tax withholdings and deductions

(c)                                  The Company will not make any payments to Key Employee with respect to any of the benefits pursuant to Section 6.1(b) prior to the 60th day following Key Employee’s Separation from Service. On the 60th day following Key Employee’s Separation from Service, and provided that Key Employee has delivered an effective Release, the Company will make the first payment to Key Employee under Section 6.1(b) in a lump sum equal to the aggregate amount of payments that the Company would have paid Key Employee through such date had the payments commenced on the date of Key Employee’s Separation from Service through such 60th day, with the balance of the payments paid thereafter on the schedule described above, subject to any delay in payment required by Section 7.11.

(d)                                 The benefits provided to Key Employee pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Key Employee may otherwise be entitled under any Company severance plan, policy or program.

(e)                                  The Company’s COBRA premium payment obligation hereunder will end immediately if the Key Employee obtains health care insurance from any other source during the Severance Period.

6.2                                                                               Termination by the Company for Cause.

(a)                                 Subject to Section 6.2(c) below, the Company shall have the right to terminate Key Employee’s employment with the Company at any time for Cause by giving notice as described in Section 6.6 of this Agreement.

(b)                                 “Cause” for termination shall mean: (i) Key Employee’s conviction of, or plea of nolo contendere to, a felony involving fraud or moral turpitude; (ii) Key Employee’s willful and proven act or omission which results in material harm to the Company; (iii) Key Employee’s willful and proven violation of any material Company policy that has, prior to any alleged violation, been communicated in writing to the Key Employee, and which results in material harm to the Company; (iv) Key Employee’s material breach of any written agreement between the Key Employee and the Company which results in material harm to the Company; or (v) Key Employee’s continuing conduct that demonstrates gross unfitness to serve and which directly and immediately threatens the Company with material liability or to material disrepute. For purposes of Sections 6.2(b)(ii) and 6.2(b)(iii), it is agreed that no action, or failure to act, shall be considered “willful” if it was done by the Key Employee in good faith and with reasonable belief that Key Employee’s act or omission was in the best interests of the Company.

(c)                                  Prior to any termination for Cause, the Board shall give the Key Employee a reasonable opportunity to be heard before the Board and, at the election of the Key Employee, to be accompanied by counsel at any such hearing before the Board. In addition, prior to any termination for Cause pursuant to Sections 6.2(b)(ii), (iii), (iv) or (v), the Board shall first provide the Key Employee with reasonable written notice, setting forth the reasons that the Board believes exist that give rise to “Cause” for termination, stating that the Key Employee shall have thirty (30) days to cure, to the extent capable of being cured, such “Cause”, and the Board must thereafter determine in good faith that such “Cause” has not been cured by the Key Employee within thirty (30) days after such notice has been delivered.

(d)                                 In the event Key Employee’s employment is terminated at any time for Cause, Key Employee will not be entitled to receive severance pay, stock option acceleration or any other such severance compensation, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Key Employee the accrued but unpaid salary of Key Employee through the date of termination, together with all compensation and benefits payable to Key Employee through the date of termination under any compensation or benefit plan, program or arrangement during such period.

6.3                               Resignation by the Key Employee.

(a)                                 Key Employee may resign from Key Employee’s employment with the Company at any time by giving notice as described in Section 6.6.

(b)                                 In the event Key Employee resigns from Key Employee’s employment with the Company (other than for Good Reason as set forth in Section 6.4), Key Employee will not receive severance pay, stock option acceleration or any other such severance compensation, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Key Employee the accrued but unpaid salary of Key Employee through the date of resignation, together with all compensation and benefits payable to Key Employee through the date of resignation under any compensation or benefit plan, program or arrangement during such period.

6.4                               Resignation by the Key Employee for Good Reason.

(a)                                 Provided Key Employee has not previously been notified of the Company’s intention to terminate Key Employee’s employment, the Key Employee may resign from Key Employee’s employment for “Good Reason” within fifteen (15) days after the occurrence of one of the events specified in Section 6.4(b) below, by giving notice as described in Section 6.6 of this Agreement.

(b)                                 “Good Reason” for resignation shall mean the occurrence of any of the following without the Key Employee’s prior written consent: (i) a material diminution of Key Employee’s authority, responsibilities or duties; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Key Employee’s responsibilities or duties; (ii) a reduction in the level of the Key Employee’s Base Salary other than an Approved Reduction (as definite in Section 2.1, above; or (iii) a material breach of this Agreement by the Company; provided, that prior to any termination for Good Reason pursuant to clauses (i) or (iv) of this Section 6.4(b), the Key Employee shall first provide the Board with reasonable written notice, setting forth the reasons that the Key Employee believes exist that give rise to “Good Reason” for resignation, stating that the Company shall have thirty (30) days to cure such “Good Reason”, and the Key Employee must thereafter determine in good faith that such “Good Reason” has not been cured by the Company within thirty (30) days after such notice has been delivered. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Key Employee or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c)                                  In the event Key Employee resigns from Key Employee’s employment for Good Reason, and subject to Section 6.4(d), the Key Employee shall be entitled to receive the same payments and benefits as Key Employee would receive under Section 6.1 had Key Employee been terminated by the Company without Cause, provided that Key Employee executes a Release in favor of the Company that meets the criteria specified in Section 6.1(b) and that Key Employee’s receipt of the payments and benefits are subject to all the terms and conditions of Section 6.1(c).

(d)                                 Key Employee shall not receive any of the benefits pursuant to Section 6.4(c) unless and until the Release becomes effective and can no longer be revoked by Key Employee under its terms.

(e)                                  The benefits provided to the Key Employee pursuant to this Section 6.4 are in lieu of, and not in addition to, any benefits to which Key Employee may otherwise be entitled under any Company severance plan, policy or program.

6.5                               Termination by Virtue of Death or Disability of the Key Employee.

(a)                                 In the event of Key Employee’s death during the term of this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to the Key Employee’s legal representatives Key Employee’s accrued but unpaid salary through the date of death together with all compensation and benefits payable to Key Employee through the date of death under any compensation or benefit plan, program or arrangement during such period.

(b)                                 Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Key Employee, to terminate this Agreement based on the Key Employee’s Disability (as defined below). Termination by the Company of the Key Employee’s employment based on “Disability” shall mean termination because the Key Employee is unable to perform the essential functions of Key Employee’s position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for six months in the aggregate during any twelve month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law. In the event Key Employee’s employment is terminated based on the Key Employee’s Disability, Key Employee will not receive severance pay, stock option acceleration or any other such compensation; provided, however, the Company shall, pursuant to the Company’s standard payroll policies, pay to Key Employee the accrued but unpaid salary of Key Employee through the date of termination, together with all compensation and benefits payable to Key Employee through the date of termination under any compensation or benefit plan, program or arrangement during such period.

6.6                               Notice; Effective Date of Termination.

(a)                                 Termination of Key Employee’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)                                    immediately after the Company gives written notice to Key Employee of Key Employee’s termination without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)                                after the Company gives written notice to Key Employee of Key Employee’s termination for Cause and otherwise fully complies with the procedures set forth in Section 6.2(c) above;

(iii)                            immediately upon the Key Employee’s death;

(iv)                             thirty (30) days after the Company gives written notice to Key Employee of Key Employee’s termination on account of Key Employee’s disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided, that Key Employee has not returned to the full time performance of Key Employee’s duties prior to such date; or

(v)                                 immediately after the Key Employee gives written notice to the Company of Key Employee’s resignation and (in the case of a resignation for Good Reason) otherwise fully complies with the procedures set forth in Section 6.4(b) above, unless the Company agrees to a different date, in which case, resignation shall be effective as of such other date.

(b)                                 Key Employee will receive compensation through any required notice period in the event of termination for any reason. However, subject to any right of Key Employee to cure during any cure period, the Company reserves the right to require that the Key Employee not perform any services or report to work during any required notice period.

7.                                      GENERAL PROVISIONS.

7.1                               Notices. Any notices provided hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Key Employee at Key Employee’s address as listed on the Company payroll, or at such other address as the Company or the Key Employee may designate by ten (10) days advance written notice to the other.

7.2                               Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3                               Waiver. If either party should waive any breach of any provisions of this Agreement, Key Employee or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4                               Complete Agreement. This Agreement, together with the Proprietary Information Agreement, the Equity Plan and related Stock Option Grant Notice and Stock Option Agreement, constitutes the entire agreement between Key Employee and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Key Employee and an authorized officer of the Company.

7.5                               Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6                               Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7                               Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Key Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Key Employee may not assign any of Key Employee’s duties hereunder and Key Employee may not assign any of Key Employee’s rights hereunder without the written consent of the Company.

7.8                               Survival. Key Employee’s obligations under the Proprietary Information Agreement shall survive termination of Key Employee’s employment with the Company, as provided therein.

7.9                               Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Maryland.

7.10                        Resolution of Disputes. Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (before a panel of arbitrators) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The location for the arbitration shall be the Baltimore, MD metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Key Employee’s option, Key Employee may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations under this arbitration agreement survive the termination of this Agreement and continue after the termination of the employment relationship between Key Employee and the Company.

7.11                        Application of Section 409A. It is intended that all of the benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A- 1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions in this Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Key Employee’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (or under any other arrangement with Key Employee) that constitute “deferred compensation” shall not commence in connection with Key Employee’s termination of employment unless and until Key Employee has also incurred a Separation from Service. If the Company determines that any of the payments or benefits upon a Separation from Service provided under this Agreement (or under any other arrangement with Key Employee) constitute “deferred compensation” under Section 409A and if Key Employee is a “specified employee” of the Company (as defined in Section 409A(a)(2)(B)(i) of the Code) at the time of his Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Key Employee’s Separation from Service, and (ii) the date of Key Employee’s death (the earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to Key Employee a lump sum amount equal to the sum of the payments upon Separation from Service that Key Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this Section 7.11, and (B) begin paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Key Employee Agreement on the New Effective Date.

MILLENNIAL MEDIA, INC.

By:	/s/ Michael Avon
Michael Avon
EVP & CFO

/s/ Ho Shin
Ho Shin

October 30, 2013

Ho Shin

c/o Millennial Media, Inc.

2400 Boston Street, Suite 201

Baltimore, MD 21224

Re:                             Changes to Your Key Employee Agreement

Dear Ho:

Reference is made to that certain Amended and Restated Key Employee Agreement dated as of March 14, 2012 by and between you and the Company (the “KEA”). Capitalized terms used herein and not defined shall have the meanings given to them in the KEA.

As we have discussed, the Company desires to amend certain provisions of your KEA as follows:

1.                                      Notwithstanding anything to the contrary in Section 2.1 of the KEA, effective as of November 1, 2013 the base salary for your services under the KEA shall be an annualized base salary of $250,000.

All of the other provisions set forth in KEA remain unchanged.

If you agree to the above stated terms and conditions, please signify your acceptance by signing and return the signed duplicate copy of this letter to me at 2400 Boston Street, Baltimore, MD 21224.

Sincerely,

MILLENNIAL MEDIA, INC.

By:	/s/ Michael Avon
Name: Michael Avon
Title: Executive Vice President and Chief Financial Officer

Agreed and accepted:

		By:	/s/ Ho Shin
		Name:	Ho Shin

October 10, 2014

Ho Shin

c/o Millennial Media, Inc.

2400 Boston Street, Suite 201

Baltimore, MD 21224

Re:                             Changes to Your Key Employee Agreement

Dear Ho:

Reference is made to that certain Amended and Restated Key Employee Agreement dated as of March 26, 2012 by and between you and the Company (the “KEA”). Capitalized terms used herein and not defined shall have the meanings given to them in the KEA.

As we have discussed, the Company desires to amend certain provisions of your KEA as follows:

1.                                      Notwithstanding anything to the contrary in Section 2.1 of the KEA, effective as of October 1, 2014 the base salary for your services under the KEA shall be an annualized base salary of $300,000.

2.                                      Notwithstanding anything to the contrary in Section 2.2 of the KEA, effective as of October 1, 2014 you shall have the opportunity to earn an annual incentive bonus award equal to a maximum of 60% of your Base Salary.

All of the other provisions set forth in KEA remain unchanged.

If you agree to the above stated terms and conditions, please signify your acceptance by signing and return the signed duplicate copy of this letter to me at 2400 Boston Street, Baltimore, MD 21224.

Sincerely,

MILLENNIAL MEDIA, INC.

By:	/s/ Michael Barrett
Name: Michael Barrett
Title: President and Chief Excutive Officer

Agreed and accepted:

		By:	/s/ Ho Shin
		Name:	Ho Shin